VOXX International Corporation Reports Fiscal 2014 Second Quarter Results
HAUPPAUGE, N.Y., Oct. 9, 2013 /PRNewswire/ --

2Q14 Highlights:

•	Net income increases $1.1 million, driven by higher gross margins and non-recurring net gains.

•	Company reports earnings per diluted share of $0.20 vs. $0.16 and EBITDA of $13.4 million vs. $13.1 million in the comparable fiscal quarters.

•	Management reiterates sales, margins and EBITDA guidance; points to strong second half of the year driven by heavy retail load-ins and continued strength in its mobile OEM segment.

VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2014 second quarter and six months ended August 31, 2013.

Pat Lavelle, VOXX International's President and CEO stated, "Our results through the first half of the year are tracking in line with our plan and we are anticipating a strong second half based on several new product launches across all three of our business segments. Our Automotive OEM business continues to grow globally and we're positioned well over the coming years, especially with some of our newer technologies such as our smart phone app remote starts, rear-seat entertainment systems, digital TV tuners, 4G and smart antennas, and the new multi-tuner packs and eHub mobile servers that are in development. In Premium Audio, soundbars, sound bases and music systems should fuel growth in the 2nd half of the year as should some of our newer Consumer Accessories products, such as our Acoustic Research Bluetooth wireless speakers, new line of our RCA charging products and our new headphones under RCA and 808. While sales are off slightly through the first half of the year, our margins continue to move upwards and we're on track to meet the financial projections we previously disclosed."

Fiscal Second Quarter

Net sales for the Fiscal 2014 second quarter ended August 31, 2013 were $183.8 million, a decrease of 4.1% compared to net sales of $191.7 million reported in the comparable year-ago period.

Automotive sales for the quarter ended August 31, 2013 were $99.0 million, an increase of 0.2% over $98.8 million reported in the comparable period last year. Automotive sales were positively impacted by higher product sales to the Company's global OEM customers, for both smart app remote starts and rear-seat entertainment systems. This was partially offset by lower aftermarket fulfillment sales, primarily in satellite radio. Also negatively impacting sales, was the anticipated decline in Venezuela as a result of current economic and political conditions. Excluding Venezuela, Automotive sales increased approximately 3.0% for the comparable periods.

Premium Audio sales for the Fiscal 2014 second quarter were $40.8 million, a decrease of 8.8% as compared to $44.7 million reported in the comparable period last year. The decline in this segment was primarily related to declines in our European sales, as our domestic business was up for the comparable periods. Also partially impacting sales was the phasing out of certain products to make way for new product introductions, offset by sales of new soundbar, Bluetooth and cinema speaker products.

Consumer Accessories sales were $43.5 million for the quarter ended August 31, 2013, a decrease of approximately 9.1% as compared to $47.9 million reported in the comparable period last year. This decline was primarily related to lower international sales, the transition from analog to digital broadcasting in Germany which positively impacted last fiscal year's results, and the planned and continued exiting of select lower margin products. The declines were partially offset by growth in some of the Company's domestic product lines, such as Bluetooth wireless speakers and personal sound amplifiers ("PSAs").

As a percentage of sales for the Fiscal 2014 second quarter ended August 31, 2013, Automotive represented 53.8%, Premium Audio represented 22.2% and Consumer Accessories represented 23.7%. As a percentage of sales for the Fiscal 2013 second quarter ended August 31, 2012, Automotive represented 51.5%, Premium Audio represented 23.3% and Consumer Accessories represented 25.0%.

The gross margin for the quarter ended August 31, 2013 was 29.4%, an increase of 90 basis points as compared to 28.5% for the same period last year. The increase in gross margin was primarily due to higher Automotive gross margins and improvements in the Consumer Accessories segment, partially offset by declines in Premium Audio gross margins as a result of lower sales in the international markets, and decreases in sales in Venezuela.

Operating expenses for the period ended August 31, 2013 were $51.9 million, an increase of $4.0 million over $47.8 million reported in the comparable Fiscal 2013 period. This increase was due primarily to higher compensation and payroll expenses, and an increase in research and development costs, given the high volume of Automotive OEM programs in development. The increase was also due to related expenses associated with the Company's ERP system upgrade and Klipsch integration, as well as costs associated with Hirschmann, which was included in the consolidated operations of the Company for the full six months in Fiscal 2014 compared to five and a half months in Fiscal 2013. These increases were partially offset by lower occupancy costs and decreases in professional and legal fees.

The Company reported operating income of $2.2 million for the period ended August 31, 2013 as compared to operating income of $6.8 million in the comparable year ago period. The decline in operating income is directly attributed to lower sales for the quarter and higher operating costs, many of which are not expected to repeat in Fiscal 2015. Net income for the Fiscal 2014 second quarter was $4.9 million or net income per diluted share of $0.20 as compared to net income of $3.7 million and net income per diluted share of $0.16 for the comparable period last year. Net income for the three months ended August 31, 2013 was favorably impacted by funds the Company received as part of a class action settlement and funds related to the Circuit City bankruptcy.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period ended August 31, 2013, was $13.4 million as compared to EBITDA of $13.1 million for the comparable period in Fiscal 2013. There were approximately $4.0 million in adjustments related to legal settlements, Circuit City recovery, Asia warehouse relocation charge recoveries, restructuring charges and stock-based compensation in Fiscal 2014. This compares to $0.4 million in adjustments in the comparable Fiscal 2013 period, which accounted for Asia warehouse relocation charges, acquisition related costs and stock-based compensation. As a result, Adjusted EBITDA for the period ended August 31, 2013 was $9.4 million as compared to $13.4 million for the same period in 2013.

Mr. Lavelle continued, "We have a lot of activities that should boost sales and increase margins, both near and long-term. We're generating cash flow and paying down debt and assuming no acquisitions are made in the balance of this fiscal year, we should exit Fiscal 2014 with under $100 million in debt. We're taking steps to lower our fixed overhead moving into next year and it remains our goal to drive organic growth, improve our margins and cash flow and continue to deliver better bottom-line returns and increased shareholder value."

Fiscal Six Months

Net sales for the Fiscal 2014 six month period ended August 31, 2013 were $376.8 million, a decrease of $9.0 million or 2.3% compared to net sales of $385.8 million reported in the comparable year-ago period.

Automotive sales for the six month period ended August 31, 2013 were $203.8 million, an increase of 2.4% over $199.2 million reported in the comparable period last year. Automotive sales were positively impacted by higher product sales to the Company's global OEM customers as a result of new programs or new launches, with Ford, Nissan, Bentley, Hyundai and Kia, among others. Sales were also positively impacted by owning Hirschmann for the full six month period in Fiscal 2014 as compared to five and a half months of the prior year period. These increases were partially offset by the continued decline in aftermarket product sales, primarily satellite radio sales, as well as lower sales in Venezuela given foreign currency restrictions imposed by government. Excluding Venezuela, Automotive sales increased approximately 5.4% for the comparable periods.

Premium Audio sales for the Fiscal 2014 six month period were $81.0 million, a decrease of 3.8% as compared to $84.2 million reported in the comparable period last year. The decline in this segment was primarily related to lower European sales and the phase out of certain products during the Fiscal 2014 period, offset by higher sales of the Company's new soundbar products, and Bluetooth and cinema speakers.

Consumer Accessories sales were $91.2 million for the six month period ended August 31, 2013, a decrease of 10.6% as compared to $101.9 million reported in the comparable period last year. This decline was primarily related to lower international sales as a result of the prior year conversion of analog to digital broadcasting in Germany, and due to the economic climate in the Eurozone. Also contributing to the decline was the planned and continued exit of select consumer products domestically, partially offset by higher sales of wireless Bluetooth speakers, and personal sound amplifiers, as well as due to the Company's expanded distribution.

As a percentage of sales for the Fiscal 2014 six month period ended August 31, 2013, Automotive represented 54.1%, Premium Audio represented 21.5% and Consumer Accessories represented 24.2%. As a percentage of sales for the Fiscal 2013 six month period ended August 31, 2012, Automotive represented 51.6%, Premium Audio represented 21.8% and Consumer Accessories represented 26.4%.

The gross margin for the six month period ended August 31, 2013 was 28.8%, an increase of 150 basis points as compared to 27.3% for the same period last year. The increase in gross margin was primarily due to higher Automotive gross margins, which increased 330 basis points and higher Consumer Accessories gross margins, which increased 40 basis points. These increases were partially offset by a 160 basis point decline in Premium Audio gross margins as a result of lower international sales and the transition to newer product lines.

Operating expenses for the six month period ended August 31, 2013 were $103.0 million, an increase of $7.7 million over $95.3 million reported in the comparable Fiscal 2013 period. This increase was due primarily to higher compensation and payroll expenses, an increase in research and development costs, given the high volume of Automotive OEM programs in development and due to owning Hirschmann for the full six month period in Fiscal 2014 as compared to five and a half months in Fiscal 2013. Operating expenses were also up as a result of related expenses associated with the Company's ERP system upgrade and Klipsch integration, partially offset by lower professional and legal fees, and lower occupancy costs.

The Company reported operating income of $5.7 million for the six month period ended August 31, 2013 as compared to operating income of $9.9 million in the comparable year ago period. Similar to the three month period comparisons, operating income declined due to lower sales volumes and higher operating expenses, many of which are not expected to repeat in Fiscal 2015. Net income for the Fiscal 2014 six month period was $7.0 million or net income per diluted share of $0.29 as compared to a net loss of $1.0 million and a loss per diluted share of $0.04 for the comparable period last year. Net income was favorably impacted by improved gross margins, improved performance of the Company's equity investment, lower acquisition and other professional fees, as well as funds the Company received as part of a class action settlement and funds related to the Circuit City bankruptcy. Additionally, net income during the Fiscal 2013 six month period was unfavorably impacted by expenses associated with the patent lawsuit and losses on forward exchange contracts, offset by income related to favorable legal settlements received by Klipsch.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the six month period ended August 31, 2013, was $22.6 million as compared to EBITDA of $10.6 million for the comparable period in Fiscal 2013, an increase of $12.0 million. There were approximately $3.4 million in adjustments related to legal settlements, Circuit City recovery, warehouse relocation charge recoveries, restructuring charges and stock-based compensation in Fiscal 2014. This compares to $12.8 million in adjustments in the comparable Fiscal 2013 period which are related to the patent settlement, foreign currency exchange, acquisition related costs, Asia warehouse relocation charges and stock-based compensation, offset by favorable Klipsch legal settlements. As a result, Adjusted EBITDA for the Fiscal 2014 six month period was $19.2 million as compared to $23.4 million in the comparable Fiscal 2013 period.

Non-GAAP Measures

EBITDA, Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes and depreciation and amortization. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, litigation settlements and costs and foreign exchange gains or losses relating to acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share in this release and in our Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, litigation settlements and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information

The Company will be hosting its conference call on Thursday, October 10, 2013 at 10:00 a.m. EDT. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-299-4454; international: 617-597-5447; pass code: 74691469). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 31088723).

About VOXX International Corporation

VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly-owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2013.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	August 31, 2013	February 28, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$13,386	$19,777
Accounts receivable, net	124,949	152,596
Inventory, net	174,499	159,099
Receivables from vendors	4,466	9,943
Prepaid expenses and other current assets	10,434	12,017
Income tax receivable	438	448
Deferred income taxes	3,515	3,362
Total current assets	331,687	357,242
Investment securities	13,717	13,570
Equity investments	19,317	17,518
Property, plant and equipment, net	77,721	76,208
Goodwill	147,377	146,680
Intangible assets, net	201,673	205,398
Deferred income taxes	903	924
Other assets	14,062	11,732
Total assets	$806,457	$829,272
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$71,125	$56,894
Accrued expenses and other current liabilities	53,383	51,523
Income taxes payable	4,753	5,103
Accrued sales incentives	15,740	16,821
Deferred income taxes	171	178
Current portion of long-term debt	18,135	26,020
Total current liabilities	163,307	156,539
Long-term debt	108,691	148,996
Capital lease obligation	5,943	5,764
Deferred compensation	5,249	4,914
Other tax liabilities	9,478	9,631
Deferred tax liabilities	44,132	43,944
Other long-term liabilities	14,353	14,948
Total liabilities	351,153	384,736
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	274	254
Paid-in capital	287,974	283,971
Retained earnings	192,173	185,168
Accumulated other comprehensive loss	(6,757)	(6,497)
Treasury stock	(18,360)	(18,360)
Total stockholders' equity	455,304	444,536
Total liabilities and stockholders' equity	$806,457	$829,272

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
Net sales	$183,818	$191,715	$376,790	$385,751
Cost of sales	129,716	137,029	268,175	280,569
Gross profit	54,102	54,686	108,615	105,182
Operating expenses:
Selling	12,602	11,507	25,725	24,712
General and administrative	29,043	29,591	57,981	54,816
Engineering and technical support	9,226	6,693	17,961	14,104
Restructuring expense	989	—	1,292	—
Acquisition-related costs	—	55	—	1,651
Total operating expenses	51,860	47,846	102,959	95,283
Operating income	2,242	6,840	5,656	9,899
Other income (expense):
Interest and bank charges	(1,799)	(1,693)	(3,779)	(3,937)
Equity in income of equity investees	1,496	1,193	3,252	2,550
Other, net	5,712	(343)	5,728	(9,999)
Total other income (expense), net	5,409	(843)	5,201	(11,386)
Income (loss) before income taxes	7,651	5,997	10,857	(1,487)
Income tax expense (benefit)	2,788	2,277	3,852	(507)
Net income (loss)	$4,863	$3,720	$7,005	$(980)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,758	(568)	(562)	(5,190)
Derivatives designated for hedging	3	(196)	314	100
Pension plan adjustments	(18)	—	(12)	—
Unrealized holding gain on available-for-sale investment securities arising during the period, net of tax	—	6	—	6
Other comprehensive income (loss), net of tax	1,743	(758)	(260)	(5,084)
Comprehensive income (loss)	$6,606	$2,962	$6,745	$(6,064)

Net income (loss) per common share (basic)	$0.20	$0.16	$0.29	$(0.04)
Net income (loss) per common share (diluted)	$0.20	$0.16	$0.29	$(0.04)
Weighted-average common shares outstanding (basic)	24,122,364	23,397,769	23,921,319	23,349,617
Weighted-average common shares outstanding (diluted)	24,258,788	23,599,929	24,103,468	23,349,617

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2013	2012	2013	2012
Net income	$4,863	$3,720	$7,005	$(980)
Adjustments:
Interest expense and bank charges	1,799	1,693	3,779	3,937
Depreciation and amortization	3,991	5,365	7,961	8,149
Income tax expense (benefit)	2,788	2,277	3,852	(507)
EBITDA	13,441	13,055	22,597	10,599
Stock-based compensation	154	64	489	127
Circuit City recovery	(940)	—	(940)	—
Net settlements	(4,025)	—	(4,025)	7,565
Asia warehouse relocation	(208)	268	(208)	789
Restructuring charges	989	—	1,292	—
Acquisition related costs	—	55	—	1,651
Loss on foreign exchange as a result of Hirschmann acquisition	—	—	—	2,670
Adjusted EBITDA	$9,411	$13,442	$19,205	$23,401
Diluted earnings (loss) per common share	$0.20	$0.16	$0.29	$(0.04)
Diluted adjusted EBITDA per common share	$0.39	$0.57	$0.80	$1.00